EXHIBIT 99.1

LFTD PARTNERS INC. REPORTS SECOND QUARTER 2022 RESULTS

Earnings Conference Call Planned For August 12, 2022 at 8:30 AM ET

JACKSONVILLE, FL, August 11, 2022 (Accesswire) – LFTD Partners Inc. (“LFTD Partners” or the “Company”) (OTCQB: LIFD), the corporate parent of leading cannabis and psychedelics manufacturer Lifted Made, today reported its financial results for the second quarter ended June 30, 2022. Financial results are reported in accordance with U.S. generally accepted accounting principles (“GAAP”) and all currency is in U.S. dollars.

Income Statement Highlights – Q2 2022 Compared to Q2 2021:

•	Revenue increased 151% to $16,776,502, up from $6,695,144
•	Operating margin increased 3.14% to 26.40%, up from 23.25%
•	Net income increased 102% to $3,219,460, up from $1,596,154 – the eighth consecutive quarter of positive GAAP net income
•	Basic earnings per share (“EPS”) increased 64% to $0.23 per share, up from $0.14
•	Diluted EPS up 82% to $0.20 per share, up from $0.11
•	Basic and diluted weighted average shares outstanding for the three months ended June 30, 2022 were 14,099,007 and 15,906,205, respectively

Balance Sheet Highlights – June 30, 2022 Compared to December 31, 2021:

•	Cash on hand increased 134% to $3,751,144, up from $1,602,731
•	Inventory increased 164% to $10,049,245, up from $3,809,944
•	Current assets increased 50% to $19,678,947, up from $13,152,696
•	Current ratio increased to 2.09, from 1.10
•	Working capital increased 725% to $10,284,320, up from $1,246,426

Nicholas S. Warrender, Vice Chairman and COO of LFTD Partners, and founder and CEO of Lifted Made, said, “Q2 2022 was a record quarter for us in terms of net income, earnings per share, and free cash flow.”

Earnings Conference Call and Webcast Information:

LFTD Partners plans to hold a Q2 2022 earnings conference call and webcast on Friday, August 12, 2022, at 8:30 AM ET.

Participant phone numbers:

Toll Free: 888-506-0062

International: 973-528-0011

Participant Access Code: 377903

Webcast event link:

https://www.webcaster4.com/Webcast/Page/2916/46388

The participant phone numbers and webcast event link are shown on the Investor Relations section of LFTD Partners’ website at https://www.lftdpartners.com/investors.

The webcast replay will also be available on the Investor Relations section of LFTD Partners’ website.

Although attendees will have the opportunity to submit questions during the earnings conference call, attendees are encouraged to submit questions prior to the call by emailing them to: jakejacobs@lftdpartners.com.

About LFTD Partners Inc.

LFTD Partners Inc. (OTCQB: LIFD) is focused upon acquiring rapidly growing and profitable companies that sell branded hemp-derived cannabinoid products, emerging psychedelic products, and other alternative lifestyle products. LFTD Partners’ first wholly-owned subsidiary is Lifted Made (www.LiftedMade.com), Kenosha, Wisconsin, which sells award-winning hemp-derived cannabinoid products and other psychedelic and alternative lifestyle products under its flagship brands Urb Finest Flowers and Silly Shruum. LFTD Partners also owns 4.99% of CBD-infused beverage and products maker Ablis (www.AblisBev.com), and of distillers Bendistillery Inc. d/b/a Crater Lake Spirits (www.CraterLakeSpirits.com) and Bend Spirits, Inc., all located in Bend, Oregon.

Please read LIFD’s filings with the U.S. Securities and Exchange Commission which fully describe our business and the Risk Factors associated therewith. Learn more by subscribing to our newsletters at www.LFTDPartners.com and www.LiftedMade.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes the acquisition, financing, revenue growth, profitability, and product strategies, plans and expectations of LFTD Partners Inc. and Lifted Made. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors, most notably federal and state laws and regulations, which may cause or contribute to the actual results of these companies’ merger plans, financing plans, operations, or the performance or achievements of these companies differing materially from those expressed or implied by the forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain other factors, including the risk factors set forth in LFTD Partners Inc.’s filings with the Securities and Exchange Commission. This press release does not constitute an offer to sell common stock or any other securities of LFTD Partners Inc.

CONTACTS:

Lifted Made

Attn: Nicholas S. Warrender, CEO

Phone: (224) 577-8148

Email: CEO@LiftedMade.com

Website: www.LiftedMade.com

LFTD Partners Inc.

Attn: William C. “Jake” Jacobs, CPA, President and CFO

Phone: (847) 400-7660

Email: JakeJacobs@LFTDPartners.com

Website: www.LFTDPartners.com